Exhibit 10.1

DESCRIPTION OF COMPENSATION PAYABLE TO NON-EMPLOYEE DIRECTORS

On July 12, 2006, the Compensation and Management Development Committee of American Greetings Corporation (“American Greetings”) approved the following compensation to each non-employee director of the Board of Directors with respect to his or her service on the Board, which arrangements will be effective as of June 1, 2006:

•	An annual retainer fee of $40,000;

•	$1,500 for each Board or committee meeting attended, with the members of the Audit Committee to receive an additional $500 (for a total of $2,000) for attending each Audit Committee meeting (including from time to time for conferences with management regarding Board or committee related matters);

•	75% of applicable meeting fee for each telephonic meeting attended (including from time to time for conferences with management regarding Board or committee related matters);

•	Options to purchase 7,000 Class A common shares per fiscal year;

•	The respective Chairs of the Nominating and Governance and Compensation and Management Development Committees to be paid an annual retainer fee of $7,000, and the Chair of the Audit Committee to be paid an annual retainer fee of $10,000; and

•	Reimbursement of expenses related to attending Board and Committee meetings.

Pursuant to the American Greetings Corporation 1995 Director Stock Plan, non-employee directors may make an election prior to the beginning of each fiscal year to receive American Greetings’ Class A and/or Class B common shares in lieu of all or a portion of the fees due to such Director as compensation for serving on the Board of Directors. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued based on the closing price of the American Greetings Class A common shares on the last trading day of the calendar quarter prior to the payment of such fees.